Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR

SECOND QUARTER ENDED JUNE 30, 2005

DENVER, CO (August 5, 2005) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the quarter ended June 30, 2005.  Funds from operations (FFO) for the second quarter of 2005 was approximately $1,371,000, or $0.06 per share, compared with approximately $2,797,000, or $0.12 per share, for the same period in 2004.  The Company reported a net loss for the second quarter of 2005 of approximately $3,091,000, or $0.13 per share, compared with a loss of approximately $547,600, or $0.02 per share, for the same period of 2004.  For the six months ended June 30, 2005, FFO totaled approximately $3,770,000, or $0.16 per share, compared to approximately $4,674,000, or $0.22 per share for the same period in 2004.  The net loss recognized by the Company for the same period was approximately $5,675,000, or $0.24 per share in 2005, compared to approximately $922,600, or $0.04 per share in 2004.

Rental revenue for the second quarter of 2005 increased 11% over the prior year period due primarily to the Company’s 2004 acquisitions.  The second quarter 2005 results include the operating impact resulting from the acquisitions of Hackberry View (May 2004), Parkway Centre III (September 2004), and Hampton Court (November 2004).

Property operating expenses for the second quarter of 2005 increased by 18.4% over the same period in 2004 due primarily to the Company’s growth and increases in property taxes and utility costs. General and administrative expenses increased approximately $498,500, or 51%, for the second quarter of 2005 compared with the same period in 2004.  The second quarter of 2005 included approximately $285,400 in severance for William Atkins, the Company’s former Chief Executive Officer, and approximately $230,000 in expenses related to the Company’s compliance with, and the reporting of its compliance with, the control requirements under the Sarbanes-Oxley Act, including increases in audit and consulting fees and related expenses.  During the second quarter of 2005, the Company also recognized approximately $124,000 of costs related to the continuing review of strategic alternatives.   Interest expense increased approximately $1.2 million, or 43.7%, during the second quarter of 2005 as compared to the same period of 2004, primarily due to increased borrowings for acquisitions and working capital and an increase in interest rates.

The second quarter results continue to reflect the effect of rate roll-downs in several of the Company’s markets together with the loss of a 37,000 square foot tenant at the Company’s Financial Plaza property, partially offset by new leasing which commenced during the quarter.  Occupancy increased to 89.4% at June 30, 2005, with approximately 66,000 square feet of leases commencing later in the year.  Signed leases do not impact revenues as the Company does not recognize revenue until the tenant has moved in and the lease has commenced, although the leased space is included in the occupancy rate.

Second Quarter Highlights and Subsequent Events

•                  On April 25, 2005, the Company announced that William Atkins, Chairman and Chief Executive Officer, would resign as CEO of the Company on April 30, 2005.  Charles Knight, previously President and Chief Operating Officer, became the President and CEO effective May 1, 2005.

•                  On June 6, 2005, the Company announced an amended loan agreement on its secured credit facility.  The amendment eliminated the July 1, 2005 payment requirement and extended the maturity date for the secured facility from November 12, 2005 to January 31, 2006.

•                  On June 27, 2005, the Company announced that the Board of Directors had continued the suspension of its common stock dividend for the second quarter of 2005.

•                  On June 30, 2005, Dean Foods Company (“Dean Foods”) exercised its one-time right to further extend its lease for 120,607 rentable square feet of space in the Chateau Plaza building in Dallas, Texas for an additional four years.  Effective January 1, 2006, Dean Foods will pay $17.75 per rentable square foot, plus electricity and parking, until their lease expires on December 31, 2010.  The change in lease term and rate will negatively impact the Company’s rental revenue by approximately $150,000 per quarter for the remainder of 2005.

Update on Strategic Alternative Review

Since December 2004, the Board of Directors of the Company has been exploring and evaluating various strategic options for AmeriVest, including the identification of an institutional capital partner to assist in the Company’s growth, a sale or recapitalization of all or a portion of the Company’s properties, the potential sale or merger of the Company, and other possible transactions.  The Board has not precluded any option and is actively pursuing a number of these alternative transactions; however, there can be no assurance that any such transaction will be completed, or if completed, that any proceeds will be available to shareholders.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the second quarter of 2005 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

The Company will hold an investor/analyst conference call on August 5, 2005, beginning at 11:30 am MDT (1:30 pm EDT, 12:30 pm CDT and 10:30 am PDT) to discuss its second quarter results.  To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call.  If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until August 10, 2005 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 7767925.  A live web cast of the conference call will be available at www.amvproperties.com.  You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and any amendments thereof and from time to time in the Company’s filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Real Estate Operating Revenue
Rental revenue	$12,241,980	$11,015,384	$24,881,200	$20,224,258

Real Estate Operating Expenses
Property operating expenses -
Operating expenses	3,515,498	3,102,386	6,824,423	5,936,053
Real estate taxes	1,840,287	1,419,762	3,664,361	2,599,630
General and administrative expenses	1,482,787	984,265	2,798,600	1,916,814
Interest expense	3,913,586	2,722,646	7,739,673	5,334,900
Depreciation and amortization expense	4,700,779	3,364,817	9,484,768	6,061,913
Total operating expenses	15,452,937	11,593,876	30,511,825	21,849,310

Loss From Continuing Operations	(3,210,957)	(578,492)	(5,630,625)	(1,625,052)

Other Income/(Loss)
Interest income	7,265	10,893	18,004	26,256
Equity in loss of affiliate	—	—	—	(18,076)
Minority interest	112,867	61,118	200,949	61,118
Total other income	120,132	72,011	218,953	69,298

Loss Before Discontinued Operations	(3,090,825)	(506,481)	(5,411,672)	(1,555,754)

Net Earnings/(Loss) from Discontinued Operations	—	(41,107)	(263,173)	633,155

Net Loss	$(3,090,825)	$(547,588)	$(5,674,845)	$(922,599)

Loss Per Share
Basic and Diluted	$(0.13)	$(0.02)	$(0.24)	$(0.04)

Weighted Average Common Shares Outstanding
Basic and Diluted (earnings)	24,046,982	23,898,957	24,029,425	20,733,185
Diluted (FFO)	24,093,637	24,011,520	24,092,546	20,855,351

Reconciliation to Funds from Operations (FFO):
Net Loss	$(3,090,825)	$(547,588)	$(5,674,845)	$(922,599)
Depreciation and amortization on real estate investments	4,461,909	3,344,253	9,206,565	6,171,236
Loss/(gain) on disposition of depreciated real estate	—	—	21,804	(574,276)
Loan costs associated with the disposition of real estate	—	—	215,993	—
FFO	$1,371,084	$2,796,665	$3,769,517	$4,674,361

Funds from Operations per share - diluted	$0.06	$0.12	$0.16	$0.22

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

	June 30,	December 31,
	2005	2004
Selected Balance Sheet Information:
Assets at cost	$356,171,333	$374,336,725
Less: accumulated depreciation and amortization	(33,287,211)	(26,383,036)
Total assets	$322,884,122	$347,953,689

Total mortgage loans, notes payable and unsecured line of credit	$235,677,668	$236,586,391

Total shareholders’ equity	$88,171,127	$93,469,915

Common shares issued and outstanding	24,062,639	23,982,233

Selected Property Information:
Number of operating properties owned	17	30
Total rentable square feet	2,508,066	2,732,957
Occupancy	89.4%	88.3%

Selected Stock Information:
Common share price (as of period end)	$4.17	$6.40

Equity market capitalization	$100,341,205	$153,486,291

Common share annualized dividends	N/A	$0.52

Common share annualized dividend yield (as of period end)	N/A	8.1%

Non-GAAP Financial Measures.  Funds from operations (FFO) is a non-GAAP financial measure.  FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.  FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.